Index Dual Precision Strategy Rider

This rider describes a crediting method which is added to your Base Contract.

This rider forms a part of the Base Contract to which it is attached and is effective on the Index Effective Date shown on your Index Options statement. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider terminates as indicated under the Termination of this Rider provision.

The variable assets that support this rider, if any, will be placed in an unregistered, non-insulated, non-unitized separate account.

This rider references Withdrawal Charges, Partial MVAs, Contract Charges, and Advisory Fees. Your contract may not include all of these references, so please defer to your Base Contract to determine which of these charges, adjustments, and fees apply to you.

 Definitions

Base Contract

The contract to which this rider is attached.

Buffer

A Buffer is the maximum negative Index Return that we will absorb on a Term End Date. We declare a Buffer for each Index Option, and the Buffers will not change. The Buffers are shown on the Index Options Contract Schedule.

Index Option Base

The value used to determine the dollar amount of the Performance Credit. We establish an Index Option Base for each Index Option.

Index Option Value

The value in a selected Index Option. We establish an Index Option Value for each Index Option.

Index Value

The value of an Index at the end of the Business Day. Index Values are shown on your Index Options statement.

Performance Credit

The return you may receive on the Term End Date when you allocate to an Index Dual Precision Strategy Index Option.

Trigger Rate

The return you may receive on the Term End Date when you allocate to an Index Dual Precision Strategy Index Option. On the Term Start Date, we establish Trigger Rates for each Index Option and guarantee them for the Term. Trigger Rates are shown on your Index Options statement each year and will never be less than the Minimum Trigger Rates shown on the Index Options Contract Schedule.

Term

The period of time from the Term Start Date to the Term End Date. The Term length is shown on the Index Options Contract Schedule.

Term End Date

The day on which a Term ends. A Term End Date may only occur on an Index Anniversary.

Term Start Date

The day on which a Term begins. A Term Start Date may only occur on the Index Effective Date or an Index Anniversary.

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 Contract Value

The following is added to the “Contract Value” section of the Base Contract.

How we calculate Index Option Values

On the first Term Start Date, the Index Option Value and Index Option Base for an Index Option are equal to the amount of any Purchase Payments and Transfers into the Index Option.

At the end of each Business Day other than the Term Start Date or Term End Date, the Index Option Value is equal to the Index Option Base plus its Daily Adjustment. We establish a Proxy Value to calculate the Daily Adjustment. The Proxy Value is determined on each Business Day based on the value of a hypothetical set of put and call options as determined by an option pricing formula. The Daily Adjustment is calculated before we process any Partial Withdrawal (including any Withdrawal Charges or corresponding Partial MVAs) or deduct any Contract Charges and Advisory Fees using the Index Option Base, the current Proxy Value, and the Proxy Value as of the Term Start Date.

At the end of each Business Day, we reduce the Index Option Value by the dollar amount withdrawn from the Index Option, including any Withdrawal Charge or corresponding Partial MVAs, Contract Charges, and Advisory Fees. We then reduce the Index Option Base by the same percentage by which the amount withdrawn reduced its associated Index Option Value.

On the Term End Date, we calculate the Index Option Value by applying its associated Performance Credit to its Index Option Base. If the Term End Date is not a Business Day, we calculate the Performance Credit on the next Business Day.

On the Term End Date, we determine the Index Return for the Index Option. The Index Return is the Index Value for the Term End Date, minus the Index Value from the Term Start Date, divided by the Index Value from the Term Start Date. If the Term Start Date or Term End Date is not a Business Day, we use the Index Value on the next Business Day.

For an Index Option, if the Index Return is positive, zero, or negative, but within the Buffer, then the Performance Credit is the Trigger Rate. If the Index Return is negative and extends beyond the Buffer, then the Performance Credit for the Index Option is equal to the Index Return plus the Buffer.

For an Index Option that receives a Performance Credit, we multiply its Performance Credit by its Index Option Base. This result is then added to its Index Option Base. We then set the Index Option Value equal to its Index Option Base.

Finally, on the Term End Date, for the Index Option we:

●	Increase its Index Option Value and Index Option Base by the amount of any Additional Purchase Payments and Transfers into the Index Option;
●	Reduce its Index Option Value and Index Option Base by the amount transferred out of the Index Option; and
●	Reduce its Index Option Value and Index Option Base for Withdrawals (including any corresponding Withdrawal Charge or Partial MVAs), Contract Charges, and/or Advisory Fees.

 Rider Fee

There is no fee for this rider.

 Termination of this Rider

This rider terminates on the earlier of the Business Day before the Annuity Date or the date the Base Contract terminates.

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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged and apply to this rider.

Signed for the Company at its home office.

Allianz Life Insurance Company

of North America

[ /s/ Gretchen Cepek	/s/ Jasmine M. Jirele]

[Gretchen Cepek]	[Jasmine M. Jirele]
Secretary	President and CEO

To obtain information, make an inquiry, or for assistance with a complaint,

please call our toll-free number at [800.624.0197].

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